Exhibit 10.1

EXECUTION COPY

Portions of this document have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. Redacted portions are indicated with the notation “[***].”

CO-PROMOTION AGREEMENT

This CO-PROMOTION AGREEMENT (this “Agreement”) is entered into as of January 15, 2021 (the “Effective Date”) between OncoSec Medical Incorporated, a Nevada corporation with offices at 24 N Main Street, Pennington, NJ 08534 (“OncoSec”) and Sirtex Medical, Inc., a Delaware corporation with offices at 300 Unicorn Park Drive, Woburn, MA 01801 (“Sirtex”). OncoSec and Sirtex are referred to herein collectively as the “Parties” and each is referred to individually as a “Party.”

WHEREAS, Sirtex wishes to have, and OncoSec wishes to grant to Sirtex, the option to co-promote OncoSec’s TAVO products in the Field in the Territory, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing, of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the following meanings when used in this Agreement:

1.1 “Adverse Event” means, unless and until otherwise amended or supplemented to align with the FDA requirements, any untoward medical outcome caused by, or associated with the use of, the Product. An Adverse Event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of the Product, including any worsening (i.e., any clinically significant adverse change in frequency and/or intensity) of a preexisting condition that is associated with the use of the Product.

1.2 “Affiliate(s)” means, with respect to a Party, any company, partnership, joint venture or other entity, which directly or indirectly controls, is controlled by or is under common control with a respective named Party. Control shall mean the possession of more than fifty percent (50%) of the voting stock or the power to control the management and policies of the controlled entity, whether through the ownership of voting securities, by contract, or otherwise.

1.3 “Applicable Laws” means all international, federal, state, or local laws, ordinances, rules, regulations, orders or guidance, whether existing at present or later issued or enacted, that is binding on or applicable to either Party. The term “Applicable Laws” includes, but is not limited to, the FFDCA, FDA regulations and other laws and regulations applicable to the promotion, sales, marketing and/or distribution of the Product, the Federal Health Care Programs Anti-Kickback Act, 42 U.S.C. § 1320a-7b(b) and its implementing regulation; the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act and its implementing regulations; and any laws and regulations applicable to the collection and reporting of any payments or transfers of value to certain healthcare providers and teaching hospitals, which includes, without limitation, the Affordable Care Act of 2010 and its implementing regulations.

1.4 “Authorized Representative” means a Party’s officers, directors, employees, agents, consultants, counsel, and advisors that the Party authorizes to act in its place and on its behalf under this Agreement.

1.5 “Biological License Application” or “BLA” means a Biological License Application as described in Section 351(a) of the Public Health Service Act (PHS Act), or an abbreviated Biological License Application as described in Section 351(k) of the PHS Act (an “aBLA”), in each case in the Territory.

1.6 “Budget” has the meaning set forth in Section 4.6.

1.7 “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

1.8 “Combination Product” means a product that includes the Product sold in combination with one (1) or more other pharmaceutical or biological products (each, a “Component”), each of which incorporates one (1) or more active components other than tavokinogene telseplasmid, or one (1) or more medical devices other than the applicator and electroporation generator, which OncoSec has the right to offer for sale, sell and have sold independent of the Product, and is either (a) packaged together with the Product for sale or shipment as a single unit at a single price or (b) marketed and sold collectively with the Product as a single product at a single price (including co-formulated versions of the Product).

1.9 “Confidential Information” means information or materials disclosed by or on behalf of the Disclosing Party that relates to the Disclosing Party’s business or operations or to the subject matter of this Agreement and that the Receiving Party knew or, under the circumstances should have known, was considered confidential or proprietary by the Disclosing Party. Confidential Information includes the terms of any negotiations between the Parties, both written and oral, with respect to this Agreement, the terms and conditions of this Agreement as well as information relating to inventory levels, product specifications, prototypes, marketing techniques and materials, marketing plans, timetables, strategic and development plan, organizational technical and financial data, personnel statistics, customers, patient information, trade secrets, organizational structure, business plans, and financial information whether discussed orally or in writing.

2

1.10 “Contribution Amount” has the meaning set forth in Section 4.5.

1.11 “Disclosing Party” means the Party disclosing Confidential Information.

1.12 “Dispute” means any dispute, controversy, or claim between the Parties arising out of or under this Agreement or its performance or termination hereof.

1.13 “FDA” means the U.S. Food and Drug Administration.

1.14 “FF Costs” has the meaning set forth in Section 4.4.

1.15 “FFDCA” means the US Federal Food, Drug, and Cosmetic Act, as amended.

1.16 “Field” means the treatment of anti-PD-1 refractory locally advanced or metastatic melanoma as defined by the indication approved by the FDA based on the Keynote-695 clinical trial, which is expected to be for anti-PD-1 refractory locally advanced or metastatic melanoma patients in the Territory.

1.17 “Field Force” has the meaning set forth in Section 4.2.

1.18 “FTE” means the full-time equivalent sales presentative or sales manager employee of work, which shall be pro-rated as appropriate for any Field Force members that conduct promotional activities for products other than the Product based on the Sales Calls conducted for the Product compared to sales calls for the other products, as reviewed by the Joint Committee.

1.19 “Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

1.20 “HCP” has the meaning given in Section 8.1 hereof.

1.21 “Joint Committee” has the meaning set forth in Section 3.1.

1.22 “Net Sales” The total amount billed or invoiced on sales of the Product by OncoSec or its Affiliates to any third party in the Field in the Territory, less the following deductions: (a) trade, cash and quantity discounts; (b) price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Governmental Authorities; (c) taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced; (d) amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs; (e) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to the applicable Product; (f) any invoiced amounts which are not collected by OncoSec or its Affiliates, including bad debts; (g) freight, insurance, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains related to the distribution of the applicable Product; and (h) any other similar and customary deductions that are consistent with generally accepted accounting principles applicable for the applicable jurisdiction. In each case the following provisions apply: Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes.

3

If a Product is sold as a Combination Product, then the total amount invoiced for such Product shall be calculated by multiplying the total amount invoiced for such Combination Product by the fraction A/(A+B), where “A” is the total amount invoiced for such Product sold separately and “B” is the total amount invoiced for the Component(s) sold separately. In the event that such Component(s) are not sold separately (but such Product is), the total amount invoiced for such Product shall be calculated by multiplying the total amount invoiced for such Combination Product by the fraction A/C, where “A” is the total invoice amount for such Product, and “C” is the total invoice amount for the Combination Product. In the case of a Combination Product where such Product is not sold separately, the Parties shall mutually determine in good faith an allocation of Net Sales of such Combination Product attributable to the respective Product portion and Component(s) portion of such Combination Product, based on the fair market value of such Product portion and such Component(s) portion.

For clarity, Net Sales shall not include sales between or among OncoSec or its Affiliates. Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of OncoSec or its Affiliates, which must be in accordance with applicable generally accepted accounting principles in the applicable jurisdiction.

1.23 “Option” has the meaning set forth in Section 2.1

1.24 “Option Period” has the meaning set forth in Section 2.2.

1.25 “PDMA” means the US Prescription Drug Marketing Act of 1987, as amended, and regulations and guidelines promulgated thereunder.

1.26 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

4

1.27 “Product” means the OncoSec pipeline product candidate referenced as TAVO™ (tavokinogene telseplasmid), along with the applicator and electroporation generator.

1.28 “Product Trademarks” means the TAVO™ trademark and any other trademarks owned by OncoSec and used with the Product.

1.29 “Promotion Fee” has the meaning set forth in Section 5.3.

1.30 “Promotional Materials” has the meaning set forth in Section 6.1.

1.31 “Promotion Plan” has the meaning set forth in Section 4.6.

1.32 “Receiving Party” means the Party receiving Confidential Information from the Disclosing Party.

1.33 “Reconciliation Report” has the meaning set forth in Section 4.5.

1.34 “Sales Call” means a face-to-face, video conference, or telephone call by a member of the Field Force for the purposes of discussing and informing an HCP of the characteristics of the Product. Attendance at conventions and participation in speaker programs and other continuing education programs shall not constitute a Sales Call.

1.35 “Samples” has the meaning set forth in Section 8.1 hereof.

1.36 “Serious Adverse Event” means an Adverse Event that results in death, is immediately life-threatening, results in persistent and significant disability/incapacity or requires in-patient hospitalization or prolongation of existing hospitalization, or is an overdose.

1.37 “Target Sales” means the target Net Sales for the Product in the Field in the Territory per calendar year, which the initial targets included in Exhibit A.

1.38 “Term” has the meaning set forth in Section 12.1.

1.39 “Territory” means the United States of America, including its territories and possessions.

1.40 “Trademarks” has the meaning set forth in Section 6.3.

1.41 “Training Materials” has the meaning set forth in Section 7.1.

1.42 “Upfront Payment” has the meaning set forth in Section 5.1.

5

2. OPTION TO CO-PROMOTE

2.1 Option. OncoSec hereby grants to Sirtex an option to obtain from OncoSec the non-exclusive right to co-promote the Product in the Field in the Territory in accordance with the terms and conditions set forth in this Agreement (the “Option”).

2.2 Option Period. The period during which Sirtex may exercise the Option, at its sole discretion, shall commence on the Effective Date and end upon the date that is ninety (90) days following the receipt by Sirtex of a complete copy of the final BLA filed with the FDA by OncoSec for the approval of the Product in the Field in the Territory (the “Option Period”).

2.3 Option Exercise. Sirtex may exercise the Option, at its sole discretion, at any time during the Option Period by providing written notice of Option exercise to OncoSec no later than the last day of the Option Period. Upon exercise of the Option, Sirtex will pay to OncoSec the Option Exercise Fee set forth in Section 5.2.

3. GOVERNANCE

3.1 Joint Committee. As soon as reasonably practicable after the Effective Date, but in no event later than thirty (30) days following the Effective Date, a Joint Committee composed of three (3) members from each Party (the “Joint Committee”) shall be established and the first meeting be held. Each Joint Committee member of a Party shall be notified to the other Party in writing and shall be a senior executive of such Party. Each Party may exchange its members on the Joint Committee at any time upon written notice to the other Party. The Parties may further decide to increase the number of members on the Joint Committee at any time; provided, however, that the Joint Committee shall always be composed of an equal number of members from each Party. The Joint Committee shall continue to exist throughout the Term.

3.2 Responsibilities. The Joint Committee shall have the following responsibilities and authority:

3.2.1 Oversee the co-promotion and other activities of the Parties under the Agreement;

3.2.2 Develop and approve an annual Promotion Plan including the Budget;

3.2.3 Coordinate the cooperation with respect to the development of the Promotion Plan and other ongoing activities;

3.2.4 Document the progress of the Promotion Plan activities and review, discuss and comment any results thereunder;

6

3.2.5 Oversee the implementation of, and monitor the progress of the Promotion Plan;

3.2.6 Approve updates and amendments to the Promotion Plan, including all relevant Budgets and timelines;

3.2.7 Review and update the composition of the Field Force set forth on Exhibit B.

3.2.8 Review of Promotional Materials;

3.2.9 Establish additional joint subcommittees, as appropriate;

3.2.10 Review and modify the Target Sales in Exhibit A on a periodic basis to ensure alignment;

3.2.11 Serve as the first forum for the settlement of disputes or disagreements resulting from or arising out of this Agreement; and

3.2.12 Perform such other functions as appropriate to further the purposes of this Agreement, as mutually agreed to in writing by the Parties.

3.3 Meetings, Decisions of the Joint Committee.

3.3.1 Meetings, Agenda. The Joint Committee shall hold meetings quarterly by videoconference, telephone, web conference, or face to face meetings, provided, that face to face meetings will be held no more than twice a year alternating between the OncoSec and Sirtex locations, and in any case, face to face meetings are only to be held if safe from a health perspective to do so. A quorum for a meeting of the Joint Committee will require the presence of at least one (1) member from each Party. Each Party will cause a quorum of their members to the Joint Committee to attend all meetings thereof. OncoSec will appoint a chair for the Joint Committee, who will be responsible for setting and distributing the agenda for each meeting and other customary duties, provided that the chair will include in the agenda any matter raised by Sirtex for discussion at such meeting. The chair will distribute the agenda to the Joint Committee members of the Parties no less than five (5) Business Days before any meeting of the Joint Committee. Each Party shall in good faith consult with the other and take such other Party’s views into account in respect of any matter before the Joint Committee, it being understood and agreed that the Parties shall not modify or amend the Agreement without mutual agreement of the Parties.

3.3.2 Additional Attendees. Meetings of the Joint Committee may be attended by other employees or consultants of either Party that are not members of the Parties on the Joint Committee; provided, however, that such attendees who are not member of the Joint Committee: (i) shall not vote or otherwise participate in the decision-making process of the Joint Committee; (ii) shall not be counted when determining whether a quorum exists at any such meeting; and (iii) shall be bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article 15.

7

3.4 Meeting Minutes. Minutes setting forth, inter alia, (i) an overview of the discussions at the meeting, (ii) a list of any actions, decisions or determinations approved by the Joint Committee, and (iii) a list of any issues to be resolved by the Joint Committee at a subsequent meeting, will be kept of all Joint Committee meetings by chair and sent to all members of the Joint Committee for review and approval within ten (10) days after each meeting. Minutes will be deemed approved unless any member of the Joint Committee objects to the accuracy of such minutes by providing written notice to the other members of the Joint Committee within five (5) Business Days of receipt of the minutes. In the event of any such objection that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.

3.5 Decision Making and Dispute Resolution. The Joint Committee will take action by unanimous consent of the Parties, with each Party having a single vote, irrespective of the number of members on the Joint Committee or actually in attendance at a meeting, or by a written resolution signed by at least one (1) of the designated Joint Committee members of each of the Parties. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the Joint Committee and within the scope of its authority, the members of the Parties on the Joint Committee cannot reach consensus as to such matter, then, the disputed matter shall be referred to the CEOs of each Party who shall, for forty-five (45) days after such referral, attempt in good faith to resolve such disagreement. If such attempt fails, then OncoSec shall have the final decision-making authority with respect to any matters relating to the Product (including, but not limited to, pricing, supply terms, manufacturing, clinical trials). For matters related to the Field Force or the Promotion Plan, should the Parties’ respective CEOs fail to reach agreement on a particular matter, the Joint Committee will continue to apply and adhere to the previously agreed to plans and obligations, including the previously agreed to Promotion Plan, until such time as the matter can be resolved; provided, however, that OncoSec may adjust its marketing budget and its marketing activities as it determines in its sole discretion. For the avoidance of doubt, neither Party may amend the terms of the Agreement through this Joint Committee decision-making process without the written consent of both Parties.

3.6 Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the Joint Committee unless such delegation or vesting of rights, powers, or discretion is expressly provided for in this Agreement or the Parties expressly so agree in writing. The Joint Committee shall have only such powers as are specifically delegated to it hereunder and in particular shall not have any power to amend, modify, or waive compliance with this Agreement.

8

3.7 Cost of Governance. The Parties agree that the costs incurred by each Party in connection with its participation at any meetings and other activities under this Article 3 shall be borne solely by such Party.

4. CO-PROMOTION EFFECTIVE UPON OPTION EXERCISE

4.1 Grant of Co-Promotion Rights. Subject to the condition precedent of exercise of the Option by Sirtex pursuant to Section 2.3, including payment of the Option Exercise Fee, OncoSec hereby grants to Sirtex, during the Term of this Agreement, the non-exclusive right to co-promote the Product in the Field in the Territory and to use the Promotional Materials in connection with such co-promotion, in all cases subject to and in accordance with the terms of this Agreement.

4.2 Sirtex’s Field Force. Sirtex shall perform its co-promotion activities with respect to the Product in the Field in the Territory as set forth in the Promotion Plan by using a sales field force composed of sales representatives and sales managers employed by Sirtex within the Territory (all such Sirtex employees are referred to collectively as the “Field Force”). Within sixty (60) days following the exercise of the Option, Sirtex shall establish and start training the Field Force using the Training Materials provided by OncoSec. Sirtex shall be responsible for all acts and omissions of the Field Force. The planned composition of the Field Force on a FTE basis is set forth in Exhibit B, which will be updated by the Joint Committee from time to time during the Term.

4.3 Sirtex’s Responsibilities. Sirtex shall use commercially reasonable efforts to promote and maximize the sales of the Product in the Field in the Territory. In performing the promotional activities under this Agreement, Sirtex shall use commercially reasonable efforts to maintain, and promptly replace where necessary, the positions in the Field Force as described in Exhibit B. In addition, Sirtex will distribute the Promotional Materials to the target audience as agreed upon by the Parties in the Promotion Plan when available and legally permissible. To the extent set forth in the Promotion Plan and as allowed by Applicable Laws, Sirtex may distribute Samples or demonstration versions of the Product to customers and will provide OncoSec with documentation of the same. The Samples and demonstration versions of the Product will be provided by OncoSec to Sirtex at no cost, or distributed by OncoSec directly to the relevant customers.

4.4 FF Costs and Cost Sharing. Sirtex shall record in its financial systems the actual costs incurred by Sirtex to co-promote the Product in the Field in the Territory using the Field Force in accordance with this Agreement, including (a) the salaries, bonuses, commissions, incentive payments, and related payroll taxes and benefits, for each member of the Field Force on an FTE basis, (b) the travel, meals, and related expenses actually incurred by each member of the Field Force directly in connection with their promotion activities for the Product, and (c) third party costs associated with training and maintaining the Field Force specifically related to the promotion of the Product (collectively, the “FF Costs”). OncoSec shall be responsible for funding [***] percent ([***]%) of the FF Costs incurred by Sirtex to promote the Product in the Field in the Territory (“Contribution Amount”), and Sirtex shall be responsible for funding [***] percent ([***]%) of such FF Costs.

9

4.5 FF Costs Contribution Payments and Reconciliation. The Parties shall agree upon the Budget for the FF Costs and corresponding Contribution Amount in the Promotion Plan as part of the annual update to the Promotion Plan conducted by the Parties through the Joint Committee. No later than five (5) business days prior to the beginning of each month, OncoSec shall pay to Sirtex the agreed upon Contribution Amount based on the planned FF Costs for the month as each is set forth in the Budget. Within thirty (30) days after the end of each calendar quarter, Sirtex shall provide to OncoSec a report detailing the actual FF Costs incurred and recorded by Sirtex in such calendar quarter, and comparing such actual FF Costs to the FF Costs set forth in the Budget for such calendar quarter (the “Reconciliation Report”). If such actual FF Costs exceed the FF Costs set forth in the Budget for such calendar quarter, then Sirtex will invoice OncoSec for the Contribution Amount due on the excess amount, but in no event exceeding [***] percent ([***]%) of the FF Costs set forth in the Budget for such calendar quarter. If the FF Costs set forth in the Budget for such calendar quarter exceed such actual FF Costs, Sirtex will provide OncoSec with a credit notice for the Contribution Amount overpaid on the excess amount, which OncoSec will deduct from the future monthly budgeted Contribution Amount payments. To the extent the actual FF Costs differ by more than [***] percent ([***]%) from the FF Costs set forth in the Budget for a calendar quarter, the Joint Committee will promptly meet and review the discrepancies to attempt to improve the planning and forecasting of the Promotion Plan.

4.6 Promotion Plan. Within ninety (90) days after exercise of the Option by Sirtex, and thereafter no later than ninety (90) days prior to the beginning of each calendar year during the Term, Sirtex shall provide the members of the Joint Committee with a written promotion plan that sets forth the promotional efforts that will be expended by Sirtex during the relevant calendar year (or during the next twelve (12) months at the time of the Option exercise), including the planned composition of the Field Force, the budgeted FF Costs and corresponding Contribution Amount by calendar quarter (the “Budget”),and the target audience for the promotional efforts (the “Promotion Plan”), with OncoSec providing in that same timeframe the marketing budget and planned activities to be included in the Promotion Plan. The Promotion Plan shall also include, at a minimum, (i) a good faith estimate of the number of Promotional Materials and Samples that Sirtex will require during such twelve calendar year; (ii) the geographic regions in which Sales Calls will be made during such period; (iii) the number of members of the Field Force per region who will be performing such Sales Call; (iv) the current market share of the Product in each such region to the extent either OncoSec or Sirtex has a reasonable estimate; (v) any trade shows, conventions, speaker programs and the like that any member of the Field Force will attend during such period relating to the Product; and (vi) such other information as the Joint Committee may reasonably determine. OncoSec shall have the right to make suggestions with respect to the Promotion Plan, and Sirtex shall reasonably address any such suggestions in its implementation of the Promotion Plan. The Joint Committee will consider, and if acceptable approve, the Promotion Plan within thirty (30) after receiving the Promotion Plan from Sirtex.

10

4.7 OncoSec’s Responsibilities. Other than the co-promotion activities undertaken by Sirtex as set forth in the Promotion Plan or as otherwise described in this Agreement, OncoSec shall undertake directly or indirectly all other efforts in relation to the Product in the Territory. In particular, OncoSec shall remain responsible for the development, manufacturing, and commercialization (outside the Field Force) efforts for the Product, including the right to develop and deploy its own sales force either by itself, by an Affiliate, or through a third party collaborator or subcontractor, as well as regulatory filings to obtain and maintain the marketing approval of the Product, clinical trials, and other activities. In addition, OncoSec shall be responsible for the actual supply and sales of the Product in the Territory using customary practices and in negotiating pricing and reimbursement with governmental and private payers. OncoSec shall invoice and book all sales of the Product in the Territory, including all sales promoted by the Field Force. OncoSec shall be responsible for all pricing, reimbursement and discounting decisions. OncoSec shall bear all of its own costs incurred in performing its obligations under this Agreement, for any promotion of the Product by its own sales force, and for the Contribution Amount for the Sirtex Field Force.

4.8 Exclusivity. During the Term, Sirtex and its Affiliates and Field Force shall not promote, commercialize, sell or distribute in the Territory in the Field any product that is competitive to the Product. For clarity, other products utilizing different modes of action for the treatment of melanoma will not be deemed competitive to the Product. During the Term, Sirtex and its Affiliates and Field Force shall not promote the Product outside the Territory or outside the Field.

5. FINANCIAL PROVISIONS

5.1 Upfront Payment. In consideration of the Option granted by OncoSec to Sirtex under this Agreement, Sirtex shall pay to OncoSec a one-time, non-refundable lump sum fee of five million US Dollars (US$ 5,000,000) (“Upfront Payment”) within ten (10) days after receipt of an invoice for the Upfront Payment from OncoSec after the Effective Date.

5.2 Option Exercise Fee. In consideration of the co-promotion and other rights granted by OncoSec to Sirtex upon Sirtex’s exercise of the Option under this Agreement, Sirtex shall pay to OncoSec a non-refundable, non-creditable and non-cancellable option exercise fee in the amount of twenty-five million US Dollars (US$ 25,000,000) (“Option Exercise Fee”) as follows: (a) Sirtex shall pay OncoSec twenty million US Dollars (US$ 20,000,000) in cash within ten (10) Business Days after OncoSec’s receipt of notice of exercise of the Option by Sirtex, and (b) Sirtex shall purchase five million US Dollars (US$ 5,000,000) of OncoSec shares at a price equivalent to the average closing price for the thirty (30) days prior to the date of the receipt of notice of exercise of the Option by Sirtex, such purchase to occur no later than ten (10) Business Days after OncoSec’s receipt of such notice of exercise of the Option by Sirtex.

11

5.3 Promotion Fee on Sales of the Product. In consideration for Sirtex’s efforts to co-promote the Product after Sirtex’s exercise of the Option and during the Term, OncoSec shall pay to Sirtex a royalty on the Net Sales of the Product in the Territory in the Field at the incremental royalty rates set forth below (“Promotion Fee”):

5.3.1 [***] percent ([***]%) of that portion of annual Net Sales of Product in the Field in the Territory which are less than or equal to the Target Sales; and

5.3.2 [***] percent ([***]%) of that portion of annual Net Sales of Product in the Field in the Territory which are more than the Target Sales.

5.4 Applicability of Promotion Fee. For clarity, the Promotion Fee is only applicable to the Net Sales of the Product, including the electroporation generator and applicator components, in the Field in the Territory. The Target Sales for each calendar year of the Agreement are set forth on Exhibit A.

5.5 Net Sales Reports. OncoSec shall submit to Sirtex, within forty-five (45) days after the end of each calendar quarter, an accurate, complete, itemized report setting forth for such calendar quarter the quantity of Net Sales in the Field in the Territory and a calculation of the applicable Promotion Fee due thereon. Along with the report, OncoSec shall pay in full the Promotion Fee for such calendar quarter.

5.6 Taxes. All payments required to be paid to Sirtex pursuant to this Agreement shall be made without deduction or withholding for taxes, except for withholding taxes, value-added taxes and government surcharges attached to the value-added taxes required to be deducted or withheld by OncoSec under Applicable Laws on amounts payable to Sirtex hereunder; provided, however, that OncoSec shall provide Sirtex with a receipt in respect of any taxes deducted or withheld and remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld by OncoSec, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sirtex as part of the payment in respect of which such deduction and withholding was made by OncoSec. Sirtex alone shall be responsible for paying any and all taxes (other than withholding taxes, value-added taxes and all government surcharges attached to the value-added taxes deducted and withheld on Sirtex’s behalf by OncoSec in accordance with this Section) levied on account of, or measured in whole or in part by reference to, any payments Sirtex receives. Without limiting the foregoing, the Parties agree to reasonably cooperate with one another in availing themselves of the benefit of any tax treaty to minimize any applicable withholding tax with respect to payments hereunder to the extent permitted under Applicable Law.

5.7 Books and Records. OncoSec shall keep, and shall require its Affiliates to keep, complete, accurate records (together with supporting documentation) of Net Sales under this Agreement, reasonably appropriate to determine the amount of Promotion Fee due to Sirtex hereunder (collectively “Payment Records”). Payment Records shall be retained for at least five (5) years following the end of the reporting period to which they relate.

12

5.8 Audit. Sirtex shall have the right, once annually at its own cost and expense, to have an independent, certified public accounting firm, selected by Sirtex and approved by OncoSec in its reasonable discretion, review Payment Records in the location(s) where such records are maintained upon reasonable notice to OncoSec (which shall be no less than twenty (20) days prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement within the lesser of (a) the twenty-four (24) month period preceding the date of the request for review or (b) the period after Sirtex’s most recent audit conducted under this Section 3.7 (or any other applicable section of this Agreement) (an “Audit”). The report of such Audit shall be limited to a certificate stating whether any report made or payment submitted by OncoSec during such period is accurate or inaccurate and the actual amounts of Net Sales and Promotion Fee due, for such period. OncoSec shall receive a copy of each such report concurrently with receipt by Sirtex. Should such inspection lead to the discovery of a discrepancy to Sirtex’s detriment, and only to the extent that OncoSec agrees with and accepts such conclusion under the Audit, OncoSec shall pay within thirty (30) Business Days after its receipt from the accounting firm of the certificate, the amount of the discrepancy plus interest calculated in accordance with this Agreement. If OncoSec does not agree with the conclusion of such report, the matter shall be referred to dispute resolution in accordance with this Agreement. Sirtex shall pay the full cost of the Audit unless the underpayment discovered by the Audit is greater than five percent (5%) of the amount due for the applicable period covered by the Audit. Any overpayment by OncoSec revealed by an Audit shall be fully creditable against future payments to be made to Sirtex hereunder.

6. PROMOTIONAL MATERIALS

6.1 Provision of Promotional Materials. During the Term OncoSec shall prepare and provide Sirtex with promotional, informational, training and other material approved by OncoSec with respect to the Product which will be disclosed or provided to third parties by Sirtex in connection with its co-promotion activities under the Agreement, including without limitation any labels affixed to Samples, Product brochures, and other promotional items referring to the Product (collectively the “Promotional Materials”). The Joint Committee will establish a process to provide for the review of the Promotional Materials in a timely manner. If Sirtex objects to the content of any specific information included in the Promotional Materials, the Joint Committee will review and discuss the objections in good faith. OncoSec shall use commercially reasonable efforts to provide Sirtex with such quantities of the Promotional Materials as Sirtex may reasonably request. OncoSec shall own all right, title and interest in and to the Promotional Materials, and Sirtex’s right to use the Promotional Materials shall be limited to the express rights granted in this Agreement.

13

6.2 Use of Promotional Materials. Sirtex shall use the Promotional Materials solely in connection with its co-promotion of the Product in the Field in the Territory pursuant to this Agreement, and shall not use or distribute any advertising, marketing or other promotional materials with respect to the Product without obtaining the prior written consent of OncoSec in each instance. Sirtex may not supplement, augment, alter or modify the Promotional Materials in any respect, and may not copy or otherwise reproduce the Promotional Materials for any purpose without the prior written consent of OncoSec.

6.3 OncoSec’s Intellectual Property and Trademarks.

6.3.1 OncoSec shall retain ownership of all right, title and interest in and to the intellectual property, technology and other know-how related to the Product.

6.3.2 OncoSec shall be responsible and control all legal actions relating to the intellectual property rights related to the Product, including any infringement or misappropriation claims by third parties of the Product, or any enforcement or defense of the Trademarks.

6.3.3 Sirtex recognizes that OncoSec’s name and logo, the TAVO™ mark and logo, and similar trade dress and indicia of origin associated with the Product, and all future trademarks associated with the Product (collectively the “Trademarks”) represent valuable assets of OncoSec and that substantial recognition and goodwill are associated with the Trademarks.

6.3.4 Subject to the condition precedent of exercise of the Option by Sirtex pursuant to Section 2.3, including payment of the Option Exercise Fee, OncoSec hereby grants to Sirtex, during the Term of this Agreement, the non-exclusive right, without the right to sublicense, to use the Trademarks as they appear in the Promotional Materials solely in connection with the co-promotion of the Product in the Field in the Territory. All such use of the Trademarks shall be in accordance with the directions provided by OncoSec.

6.3.5 Sirtex shall include the appropriate trademark registration or protection symbol (e.g., ®) with the Trademarks and all goodwill associated with the use of the Trademarks shall inure to the benefit of OncoSec.

6.3.6 Except to the extent and in the form included in the Promotional Materials, Sirtex shall not, and shall instruct its Field Force not to, use any of the Trademarks for any purpose other than as specifically permitted under this Agreement, without the prior written consent of OncoSec in each instance; provided however that the foregoing is not intended to restrict Sirtex’ right to use the name of the Product as necessary to identify the Product in orders, invoices, and other similar non-promotional documentation exchanged between the Parties.

14

6.3.7 Except for the limited rights granted to Sirtex to use the Trademarks as they appear in the Promotional Materials, nothing in this Agreement is intended or shall be construed as a grant by OncoSec to Sirtex of any right, title or interest in or to any of the Trademarks. Sirtex shall not, and shall instruct its Field Force not to, take any action inconsistent with OncoSec’s ownership of and goodwill in the Trademarks.

6.3.8 Sirtex acknowledges and agrees that a breach of this Section 6.3 would cause irreparable harm to OncoSec for which money damages and other remedies at law would not be adequate. In the event of a breach or threatened breach of this provision, OncoSec shall be entitled to injunctive relief without the requirement of posting bond, in addition to all other remedies available to OncoSec at law or in equity.

7. TRAINING

7.1 Training Materials. OncoSec shall provide all training materials to be used in connection with any training on the Product and use of the Promotional Materials (“Training Materials”), regardless of whether such training is conducted by OncoSec or by Sirtex. The Training Materials shall provide the Field Force with information on the product and the results of the clinical trials, including relevant safety and efficacy information. Prior to implementation, the Training Materials will be reviewed by the Joint Committee. When Sirtex provides its Field Force with training on the Product or the Promotional Materials, it shall use only the Training Materials provided by the OncoSec. Sirtex shall not use any training materials not provided by OncoSec without the prior written consent of OncoSec. Each Party’s activities (other than the FF Costs) pursuant to this Article 7 shall be at its own expense.

7.2 Training. OncoSec shall permit Sirtex to provide training on the Product to Sirtex’s Field Force at least once during each twelve (12)-month period during the Term of this Agreement. Such training may be live or remote (e.g., via webinar or videoconference), as agreed upon by the Parties, and may include representatives of OncoSec or other third parties in addition to the Field Force. In addition to such training, Sirtex shall provide training on the Product and use of the Promotional Materials to each member of its Field Force before such member commences to promote the Product, and shall also train each such member on promotional and sales techniques, reporting requirements under this Agreement, Adverse Event reporting, Product sampling practices, and compliance with Applicable Laws, including without limitation the FFDCA; the Federal Health Care Programs Anti-Kickback Act, 42 U.S.C. § 1320a-7b(b) and its implementing regulations; the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. §1320a-7b(f); the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act and its implementing regulations; any Applicable Laws and regulations applicable to the collection and reporting of any payments or transfers of value to certain healthcare providers and teaching hospitals, which includes, without limitation, the Affordable Care Act of 2010 and its implementing regulations; the Pharmaceutical Research and Manufacturers of America (“PhRMA”) Code on Interactions with Healthcare Professionals (the “PhRMA Code”); the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals (the “AdvaMed Code”); and the American Medical Association (“AMA”) Guidelines on Gifts to Physicians from Industry (the “AMA Guidelines”), each as it may be amended or replaced from time to time. Each member of the Field Force must take a specific knowledge test with respect to the Product as established by the Joint Committee, and Sirtex shall verify that such member passed such test before such member commences to promote the Product. Sirtex shall incorporate into its training of its members of the Field Force any suggestions or materials requested by OncoSec.

15

8. SAMPLING

8.1 Demonstration Kits. OncoSec will provide Sirtex with Product demonstration kits for use by its Field Force in making Sales Calls to healthcare providers (“HCPs”) to promote the Product (such demonstration kits are referred to herein as the “Samples”). OncoSec shall provide the quantity of Samples as may be requested by Sirtex from time to time during the Term, provided such quantity of samples is reasonable based upon the number of members of the Field Force distributing them.

8.2 Use of Samples. Sirtex shall cause its members of the Field Force to use the Samples in strict accordance with the written instructions therefor and any other instructions as OncoSec may provide to Sirtex from time to time, and shall store the Samples in accordance with the labeling and any applicable storage instructions. Sirtex shall not, and shall instruct its Field Force not to, repackage, alter the labeling of, or modify any other aspect of the Samples from the form in which they are provided by OncoSec.

8.3 Sampling Compliance. During the Term of this Agreement, Sirtex shall comply with the PDMA, where applicable, and all other Applicable Laws relating to its Field Force’s sampling of the Product. OncoSec will cooperate to assist Sirtex, as reasonably requested, with Sample accountability, Sample returns and related matters.

8.4 Sampling Policies and Procedures. At least thirty (30) days prior to Sirtex’s first distribution of a Sample to an HCP, Sirtex shall provide OncoSec a copy of Sirtex’s written policies and procedures on distribution of sample or demonstration devices. Within thirty (30) days after receipt of such policies and procedures, OncoSec will notify Sirtex in writing whether OncoSec believes that such policies and procedures adequately comply with Applicable Laws governing Federal and state health care programs, including but not limited to PDMA, Federal Health Care Programs Anti-Kickback Act and similar state laws and rules and regulations. If OncoSec determines, in its reasonable judgment, that such policies and procedures are deficient, Sirtex shall remedy such deficiency within twenty-one (21) days with the Joint Committee cooperating to ensure the policies comply with Applicable Laws for demonstration kits. In the event OncoSec and Sirtex do not agree upon whether the policies comply with Applicable Laws, Sirtex will obtain an opinion from an independent external legal counsel. If Sirtex does not remedy any issues identified by OncoSec and the external legal counsel as being contrary to Applicable Law, OncoSec may provide notice that of the Material Breach under Section 12.2 and terminate this Agreement in accordance with that section. Any determination by OncoSec not to terminate this Agreement pursuant to this Section 8.4 shall not imply that Sirtex’s policies and procedures are acceptable under Applicable Laws, and shall not be deemed to relieve Sirtex of any of its obligations to comply with Applicable Laws as required under this Agreement.

16

8.5 Reports. Where applicable, Sirtex will be responsible for making in a timely manner all reports to the FDA required under the PDMA or otherwise required under Applicable Laws relating to its Field Force’s sampling activities under this Agreement. Sirtex will provide to OncoSec a copy of any such report at the time of submission to the FDA. For FDA reporting purposes during the Term of this Agreement, the definition of “significant loss” shall be the definition used by OncoSec for its own FDA reporting purposes for the Product.

8.6 Audits. Sirtex shall allow OncoSec or its designee reasonable access to and the right to audit documentation associated with distribution of Samples by or on behalf of Sirtex, including Sample requests and receipts and Field Force inventory and reconciliation reports for three (3) years after the date of such activity. Such an audit may be conducted once in each calendar year, or more frequently if non-compliance with sampling requirements is known or reasonably suspected by OncoSec. Sirtex will provide all requested documents to OncoSec for such an audit or, upon OncoSec’s request, permit the audit to be conducted at its document storage site. If during an audit of Sirtex’ sampling compliance, OncoSec determines that a PDMA or other violation of Applicable Law has occurred but has not been reported, OncoSec may, at its discretion, report the incident to the FDA and provide written notice to Sirtex prior to or concurrent with making such report, except to the extent prohibited by Applicable Laws.

9. REPORTING

9.1 Sales Call Report. Not later than forty-five (45) days after the end of each calendar quarter during the Term of this Agreement, Sirtex shall provide OncoSec with a written report detailing: (i) by month, a breakdown of the actual number of Sales Calls performed by or on behalf of Sirtex during such quarter; (ii) the types and names of HCPs to whom Sales Calls were made, including the medical identification (ME) number for each HCP; (iii) for each Sales Call, whether Promotional Materials and Samples were distributed to the HCP and, if so, the quantity thereof.

9.2 Report Requests. From time to time during the Term of this Agreement, OncoSec may submit reasonable written requests to Sirtex for additional or different reports than those specified herein. Upon Sirtex’ receipt of such a request, Sirtex shall promptly evaluate the request to determine whether it can provide the report. If Sirtex can provide the report, it shall use commercially reasonable efforts to make the report available as soon as reasonably practicable, but in no event later than thirty (30) days after OncoSec’s request therefor. If Sirtex cannot provide the report, it will promptly inform OncoSec of such fact and the Parties shall consult to develop a reasonable alternative to the report requested by OncoSec.

17

9.3 Sunshine Reporting. To the extent Sirtex and its Field Force provide any payments or transfers of value to HCPs or teaching hospitals that would be required to be reported under the Sunshine provisions of the Affordable Care Act of 2010 and its implementing regulations, Sirtex will provide the details of such payments to OncoSec for its reporting purposes (and report itself to the extent required by Applicable Laws).

10. REGULATORY AND OTHER MATTERS

10.1 Adverse Event Reporting. Within ninety (90) days after exercise of the Option by Sirtex, the Parties shall discuss in good faith and enter into a pharmacovigilance and Adverse Event reporting agreement(s) setting forth the pharmacovigilance procedures for the Parties with respect to the Product, such as safety data sharing and Adverse Event reporting, and detailing the Parties’ respective rights and obligations with respect to any protected health information of any patients under the Health Insurance Portability and Accountability Act of 1996 (the “Pharmacovigilance Agreement”). Prior to the execution of the Pharmacovigilance Agreement, the Parties shall coordinate with respect to the pharmacovigilance procedures in connection with the Product, and Sirtex shall notify the OncoSec within twenty-four (24) hours of any Adverse Event that is attributed to or potentially attributable to the use of the Product. OncoSec will assess the aggregate safety data for the Product and inform Sirtex of any significant changes to the safety profile of the Product, including notifying the appropriate authorities. The Parties shall establish a reconciliation mechanism to confirm that all reports are successfully transmitted and received by the Parties. Each Party shall also provide the other Party, on an annual basis and more frequently as reasonably requested by the other Party, a summary report of Adverse Events, as well as those Serious Adverse Events that may not be directly attributable to the use of the Product. After the execution of the Pharmacovigilance Agreement, the Parties shall comply with such Pharmacovigilance Agreement with respect to all aspects of pharmacovigilance activities with respect to the Product shall be of no further effect.

10.2 Product Information Requests. Information received by Sirtex concerning any complaints, inquiries and/or drug information requests from consumers, HCPs, or other third parties regarding the Product shall be forwarded to OncoSec within two (2) business days of Sirtex’s receipt of such information and/or inquiry. OncoSec shall be responsible for responding to all complaints and inquiries, if necessary, in accordance with its usual and customary procedures. OncoSec shall supply Sirtex, for its information purposes only, with copies of OncoSec’s active standard response information for the Product, and with any updates thereto, also for Sirtex’s information purposes only.

10.3 Governmental Reports. OncoSec shall be responsible for reporting to the FDA of Adverse Event reports relating to the Product that it receives from third parties, from Sirtex, through safety surveillance or otherwise. Each Party shall be responsible for making all reports to the FDA required under the PDMA with respect to that Party’s employees or other representatives (including the Field Force in the case of Sirtex), including but not limited to notification of any theft or significant loss of Samples. A copy of any report to FDA required under the PDMA or any other Applicable Law and any other written communication exchanged between either Party and the FDA that relates to the Product shall be provided to the other Party upon submission, except where precluded by any deadline imposed by any Governmental Authority, and in such case, as soon as reasonably practicable. Each Party shall cooperate with the other and provide reasonable assistance and information as requested by the other to facilitate the requesting Party’s filing of proper and timely PDMA and other reports required under Applicable Law.

18

10.4 Product Recall. In the event that Sirtex has reason to believe that an event, incident or circumstance has occurred which may result in the need for a recall or other removal of any Product, or any lot or lots thereof, from the market, Sirtex shall immediately notify the OncoSec, and the Parties shall consult with respect thereto. OncoSec shall have the sole right to determine whether a recall or other remedial action is necessary and to take such steps as may be necessary to effect such recall or as may be required or requested by any Governmental Authority. Sirtex shall reasonably assist in any such recall. Except as otherwise provided herein, OncoSec shall bear all costs and expenses of a recall or other removal of Product or any lot or lots thereof from the market. Sirtex shall reimburse OncoSec for the applicable portion of any such recall or removal costs, expenses or obligations to the extent that the recall or removal results from Sirtex’s or any member of the Field Force’s: (i) improper distribution, storage, or shipment of Samples; (ii) improper Product sampling practices or mishandling of Product samples; (iii) co-promotion of the Product in a manner inconsistent with the Product’s labeling or Promotional Materials provided by OncoSec; or (iv) violation of this Agreement.

10.5 Governmental Contact Reporting. Each Party shall notify the other in writing no later than three (3) business days (earlier if necessary to permit the other Party to consult in accordance with the terms of this Agreement) of being contacted by the FDA or any other Governmental Authority for any purpose pertaining to this Agreement or to the marketing or promotion of the Product, including without limitation any audit regarding safety or surveillance. Sirtex shall not respond to the FDA or such other Governmental Authority before consulting with OncoSec, unless, under the circumstances pursuant to which FDA or such other Governmental Authority contacts Sirtex, it is not lawful or practicable to give OncoSec advance notice, in which event Sirtex shall inform OncoSec of such contact as soon as lawful or practicable. Except where precluded by any deadline imposed by FDA or any other Governmental Authority, and in such case, as soon as reasonably practicable, OncoSec will consult with Sirtex with respect to matters that relate to the Product and are reasonably likely to have a material impact on Sirtex’s activities and obligations under this Agreement prior to any meeting or other contact with FDA or any other Governmental Authority, and shall forward to Sirtex a copy of any letter notification or report relating to such matter that is sent by OncoSec to FDA or any other Governmental Authority upon submission or earlier if permissible as provided herein. All reporting to and consultation with each Party relating to regulatory matters shall be made to such individual as designated by such Party to the other in writing. To the extent lawful, OncoSec shall have the right to participate in any communication or meeting required of Sirtex by FDA or any other Governmental Authority relating to any Product co-promoted pursuant to this Agreement.

19

11. RECORDS; AUDIT

11.1 Recordkeeping by Sirtex. In addition to the other recordkeeping and audit provisions set forth in this Agreement, Sirtex shall keep and maintain complete, detailed and accurate records and accountings related to the reports and other information required under this Agreement.

11.2 Audits. OncoSec shall have the right, once annually at its own cost and expense, to have an independent, certified public accounting firm, selected by OncoSec and approved by Sirtex in its reasonable discretion, review the records and accountings related to the FF Costs in the locations where such records are maintained upon reasonable notice to Sirtex (which shall be no less than twenty (20) days prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement within the lesser of (a) the twenty-four (24) month period preceding the date of the request for review or (b) the period after OncoSec’s most recent audit conducted under this Section (or any other applicable section of this Agreement) (an “Audit”). The report of such Audit shall be limited to a certificate stating whether any report made by Sirtex during such period is accurate or inaccurate and the actual amounts of the FF Costs and Contribution Amounts for such period. Sirtex shall receive a copy of each such report concurrently with receipt by OncoSec. Should such inspection lead to the discovery of a discrepancy to OncoSec’s detriment, and only to the extent that Sirtex agrees with and accepts such conclusion under the audit, Sirtex shall pay within thirty (30) Business Days after its receipt from the accounting firm of the certificate, the amount of the discrepancy plus interest calculated in accordance with this Agreement. If Sirtex does not agree with the conclusion of such report, the matter shall be referred to dispute resolution in accordance with this Agreement. OncoSec shall pay the full cost of the audit unless the overcharge discovered by the audit is greater than five percent (5%) of the amount charged for the applicable period covered by the audit. Any undercharge by Sirtex revealed by an audit shall be charged with the corresponding Contribution Amount to be made by OncoSec.

12. TERM AND TERMINATION

12.1 Term. The term of this Agreement will commence upon the Effective Date and, unless earlier terminated in accordance with this Article 12, continue until the earlier to occur of (a) the expiration of the Option Period without Sirtex exercising the Option; or (b) the eighth (8th) anniversary of the first FDA approval of a BLA for the Product for marketing and use in the Field in the Territory, plus any extensions of this Agreement mutually agreed upon by the Parties (the “Term”).

20

12.2 Termination for Cause. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its material obligations under this Agreement (a “Material Breach”), then the Non-Breaching Party may give the Breaching Party notice of such Material Breach (a “Material Breach Notice”) specifying the nature of the breach. If the Breaching Party does not dispute that it has committed a Material Breach, then, if the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within sixty (60) days after receipt of the Material Breach Notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. If the Breaching Party disputes that it has committed a Material Breach, the dispute shall be resolved pursuant to Section 16.7. If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to have committed a Material Breach (an “Adverse Ruling”), then, if the Breaching Party fails to complete the actions specified by the Adverse Ruling to cure such breach within sixty (60) days after such ruling or such longer period as specified in the Adverse Ruling, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. The right of either Party to terminate this Agreement as set forth in this Section 16.7 shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

12.3 Termination for Insolvency. This Agreement may be terminated by a Party upon written notice to the other Party (a) if the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (b) if there shall have been filed against the other Party any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or that remains undismissed or unstayed for a period of ninety (90) days or more; (c) if the other Party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged or unstayed for a period of ninety (90) days or more; or (d) anything analogous to any of the foregoing occurs in any applicable jurisdiction. Termination pursuant to this Section 5.4 shall be effective upon the date specified in such notice.

12.4 Force Majeure. In the event that an event of force majeure (i) lasts for more than six (6) months and (ii) has a material adverse effect on the performance of the obligations of the affected Party, the non-affected Party shall have the right to terminate this Agreement, immediately by written notice to the affected Party.

12.5 OncoSec Buy-Back. OncoSec shall have the right to terminate the Agreement at any time during the Term upon giving Sirtex three (3) months prior written notice, and paying Sirtex a termination fee equal to the product of [*** million US Dollars (US$ [***]) multiplied by the sum of the number of whole calendar years and fractions of calendar years remaining in the Term on the effective date of termination, but in no event exceeding [***] million U.S. Dollars (US$ [***) (the “Termination Fee”). The Termination Fee shall be paid no later than the effective date of termination under this Section 12.5.

21

12.6 Payment Upon Expiration. Upon any expiration, but not termination, of this Agreement, and further provided that the Target Sales have been met for the sum of the four (4) calendar quarters immediately preceding such expiration, OncoSec shall pay to Sirtex a one-time payment to cover the wind-down costs for the Field Force actually incurred by Sirtex (e.g., severance payments, termination payments, etc.), but in no event exceeding the aggregate amount of Promotion Fees paid by OncoSec to Sirtex for the three (3) months immediately preceding such expiration. Sirtex shall provide OncoSec an invoice and detailed accounting of such wind-down costs no later than ninety (90) days after the expiration date of the Agreement to obtain such payment from OncoSec under this Section 12.6.

12.7 Effects of Expiration and Termination. Upon any expiration or termination of this Agreement for any reason, the rights granted to Sirtex shall terminate, and Sirtex shall deliver to OncoSec any and all of its inventory of Samples and Promotional Materials, and shall discontinue use of and return any Confidential Information relating to the Product. Expiration or termination of this Agreement for any reason shall not relieve the Parties of their respective rights or obligations incurred prior to the effective date of expiration or termination. The rights and remedies of the Parties are cumulative and not exclusive of any rights or remedies available at law, in equity, under this Agreement or otherwise.

13. INDEMNIFICATION

13.1 Definitions.

13.1.1 “Claim” means any third party claim, demand, action, suit, or proceeding whether civil, criminal, administrative, or investigative, in which either Party may be involved, or threatened to be involved as a party, that may give rise to the other Party’s indemnification obligation.

13.1.2 “OncoSec Indemnified Parties” means OncoSec, its Affiliates, and its and their respective agents, employees, officers, and directors.

13.1.3 “Indemnifiable Losses” means the aggregate of Losses and Litigation Expenses.

13.1.4 “Indemnified Parties” means, in the case of OncoSec, the OncoSec Indemnified Parties, and in the case of Sirtex, the Sirtex Indemnified Parties.

22

13.1.5 “Litigation Expenses” means any court filing fees, court costs, mediation fees or costs, witness fees, and the cost of investigating and defending or asserting any claim, including reasonable attorneys’ fees, other professionals’ fees, and disbursements.

13.1.6 “Losses” means any liabilities, losses, claims, settlement payments, costs and expenses, interests, awards, judgments, damages, fines, fees and penalties, or other charge, other than a Litigation Expense.

13.1.7 “Sirtex Indemnified Parties” means Sirtex, its Affiliates and its and their respective agents, employees, officers, and directors.

13.2 General Indemnification Obligations. Each Party will indemnify, defend and hold the other Party harmless from and against any Indemnifiable Losses incurred by such other Party or its Indemnified Parties in connection with a Claim arising out of or relating to (i) the indemnifying Party’s negligent act or omission or willful misconduct in connection with this Agreement, including the negligent act or omission or willful misconduct of the indemnifying Party or any of its agents, employees, or other representatives (including, in the case of Sirtex, the members of the Field Force), and including any Claim for personal injury or property damage related to or caused by the foregoing; or (ii) any material breach of this Agreement by the Indemnifying Party.

13.3 Sirtex’ Indemnification. In addition to and without limiting the indemnification obligations set forth in Section 13.2, Sirtex will indemnify, defend and hold the OncoSec Indemnified Parties harmless from and against any Indemnifiable Losses incurred by any of the OncoSec Indemnified Parties in connection with a Claim arising out of or relating to (i) off-label promotions by Sirtex or any members of its Field Force with respect to the co-promotion of the Product (except to the extent the Claim is based on Sirtex’s use of the Promotional Materials in accordance with the terms of this Agreement); or (ii) any violation of approved labeling or Applicable Law with respect to Sirtex’s and its Field Force’s co-promotion of the Product (other than claims based on the use of the Promotional Materials or other items provided by OncoSec for purposes of co-promoting the Product), including without limitation any violation of the FFDCA; the Federal Health Care Programs Anti-Kickback Act, 42 U.S.C. § 1320a-7b(b); the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. §1320a-7b(f).

13.4 OncoSec’s Indemnification. In addition to and without limiting the indemnification obligations set forth in Section 13.2, OncoSec will indemnify, defend and hold the Sirtex Indemnified Parties harmless from and against any Indemnifiable Losses incurred by any of the Sirtex Indemnified Parties in connection with a Claim arising out of or relating to (i) Sirtex’s use of the Promotional Materials, the Samples, or the Trademarks, in each case in the form provided by OncoSec and in each case as used in accordance with the terms of this Agreement; (ii) the infringement (or any claim of infringement) or misappropriation of any intellectual property or other proprietary rights (including patents, copyrights, trademarks, and trade secrets) of a third party for the Product or by Sirtex’s use of the Promotional Materials, Samples, or Trademarks in accordance with the terms of this Agreement; or (iii) the failure by OncoSec to provide Product that meets its relevant specifications, including any related claims of product liability; or (iv) any violation of approved labeling or Applicable Law with respect to Sirtex’s and its Field Force’s co-promotion of the Product through the use of Promotional Materials or other items provided by OncoSec for purposes of co-promoting the Product in accordance with the terms of this Agreement.

23

13.5 Procedural Issues

13.5.1 A Party is not obligated to defend or indemnify the other Party’s Indemnified Parties for any Indemnifiable Losses to the extent those losses arise from the Indemnified Party’s negligence or willful misconduct.

13.5.2 The Party seeking indemnification (the “Indemnified Party”) will give the indemnifying Party prompt notice of any Claim. The Indemnified Party will cooperate with the indemnifying Party, at the indemnifying Party’s expense, by complying with its reasonable instructions and requests in connection with the preparation for and defense of the Claim. The Indemnified Party, at its option and expense, may hire counsel to assist in defending the Claim.

13.5.3 The indemnifying Party will not compromise or settle any Claim that adversely affects the Indemnified Party or admits any matter concerning the Indemnified Party without the Indemnified Party’s prior written consent. The Indemnified Party’s failure to provide the indemnifying Party with prompt written notice of a Claim will not discharge the indemnifying Party’s indemnification obligations under this section unless and to the extent that the failure or delay in providing the notice materially prejudices the indemnifying Party’s ability to defend the Claim.

13.6 Disclaimer of Consequential and Certain Other Damages. EXCEPT FOR (I) EACH PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, (II) DAMAGES ARISING OUT OF EITHER PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, OR (III) DAMAGES ARISING OUT OF EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING UNDER OR AS A RESULT OF THIS AGREEMENT OR THE TERMINATION HEREOF.

14. REPRESENTATIONS AND WARRANTIES

14.1 Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Party that:

14.1.1 Such Party is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; has the corporate power and authority to conduct the business in which it presently is engaged, to enter into this Agreement, and to perform its obligations hereunder; and is in good standing in each jurisdiction in which the failure to be in good standing would have a material adverse effect upon its business or financial condition.

24

14.1.2 All corporate action on the part of such Party necessary for the authorization, execution, and delivery of this Agreement and for the performance of all of such Party’s obligations hereunder has been taken, and this Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of such Party enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws affecting creditors’ rights generally or by general equitable principles.

14.1.3 The execution, delivery, and performance by such Party of this Agreement does not constitute a breach or default under any contract or agreement to which such Party is a party or by which it is bound or otherwise violate the rights of any third party or any Applicable Law.

14.2 Additional Representations and Warranties of Sirtex. Sirtex’s Field Force shall perform Sales Calls in accordance with approved labeling for the Product and all Applicable Laws. Without limiting the foregoing, in performing the co-promotion activities contemplated by this Agreement, Sirtex and its Field Force shall comply with all Applicable Laws governing Federal and state health care programs, including, without limitation, the FFDCA, the PDMA, the Federal Health Care Programs Anti-Kickback Act, 42. U.S.C. Section 1320a-7b and its implementing regulations, and similar state laws; the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. §1320a-7b(f); the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act and its implementing regulations; any Applicable Laws and regulations applicable to the collection and reporting of any payments or transfers of value to certain healthcare providers and teaching hospitals, which includes, without limitation, the Affordable Care Act of 2010 and its implementing regulations; the Pharmaceutical Research and Manufacturers of America (“PhRMA”) Code on Interactions with Healthcare Professionals (the “PhRMA Code”); the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals (the “AdvaMed Code”); and the American Medical Association (“AMA”) Guidelines on Gifts to Physicians from Industry (the “AMA Guidelines”), each as it may be amended or replaced from time to time.

14.3 NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 14, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF EITHER PARTY; AND (B) ALL OTHER REPRESENTATIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY.

25

15. CONFIDENTIAL INFORMATION

15.1 Term of Confidentiality; Exceptions to Definitions. During the Term of this Agreement and for a period of five (5) years thereafter, each Party shall hold Confidential Information of the other Party confidential and shall not disclose the other Party’s Confidential Information to any third party except as expressly permitted herein. Confidential Information does not include information:

15.1.1 that was known to the Receiving Party before receiving it pursuant to this Agreement and that knowledge can be documented, and was not received directly or indirectly from the Disclosing Party;

15.1.2 from and after the date that such information is obtained from a third party who rightly had possession of it and who disclosed it to the Receiving Party without an obligation of secrecy;

15.1.3 that becomes knowledge of the general public through no act, fault or omission of the Receiving Party; or

15.1.4 that is released from this provision by written agreement of the Disclosing Party.

15.2 Use of Confidential Information. In no event shall either Party use Confidential Information of the other Party except to perform under this Agreement. The Receiving Party may disclose the Disclosing Party’s Confidential Information to those of its employees, representatives (including, in the case of Sirtex, members of its Field Force), agents, directors, officers, Affiliates, and professional advisors who have a need to know such information in order for the Receiving Party to perform hereunder, provided that each of the foregoing is subject to confidentiality obligations with respect to such Confidential Information at least as restrictive as those set forth herein.

15.3 Required Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party when required by a court order or Applicable Law, subject to the provisions of this Section 15.3. In such event, the Receiving Party shall promptly notify the Disclosing Party of the need for the disclosure and give the Disclosing Party a reasonable time, if possible, to oppose or seek confidential treatment of the disclosure. The Receiving Party shall cooperate with the Disclosing Party in such efforts. In addition, the Receiving Party will disclose only the minimum amount of Confidential Information required to comply with the court order.

26

16. MISCELLANEOUS

16.1 Independent Contractors. OncoSec and Sirtex are independent contractors engaged in the operation of their own respective businesses. Neither Party is the agent or employee of the other Party or of any of the other Party’s employees or contractors for any purpose. Neither Party has authority to enter into contracts or assume any obligation for or on behalf of the other Party or to make any warranties or representations for or on behalf of the other Party. Neither Party’s employees are eligible to participate in any benefits programs offered by the other Party to its employees, or in any pension plans, profit sharing plans, insurance plans or any other employee benefits plans offered by the other Party. Sirtex acknowledges and agrees that it is solely responsible for designing and administering any incentive program to its Field Force with respect to their activity promoting the Product; and for paying all salaries, wages, benefits and other compensation to which members of its Field Force may be entitled to receive in connection with the performance of this Agreement.

16.2 Severability. The Parties intend that this Agreement will be enforceable under Applicable Laws. If a court of law or arbitral panel holds any provision of this Agreement unenforceable, in whole or in part, all other provisions of this Agreement will remain in effect. To the extent possible, the Parties will amend this Agreement to modify any unenforceable provision to render it valid and enforceable.

16.3 Assignment. Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, provided that either Party may assign or delegate this Agreement without prior written consent of the other Party to: (a) an Affiliate; or (b) a third-party in connection with a sale or transfer of all or substantially all of such Party’s business to which this Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization or other transaction. Any attempted assignment not in accordance with this Section 16.3 shall be null and void and of no legal effect.

16.4 Participation in Federally Funded Healthcare Programs. Each Party represents and warrants that it is not an Excluded Provider and that it will not directly contract with any individual whom it knows or should have known after reasonable inquiry is an Excluded Provider. For purposes of this paragraph, “Excluded Provider” means a person or entity that either (a) has been convicted of a criminal offense related to health care or (b) is currently listed by a federal agency as debarred, excluded, suspended, or ineligible to participate in federally funded health care programs or in federal procurement or nonprocurement programs. In furtherance of this requirement, each Party agrees to make reasonable inquiry as to any existing or prospective employee, agent, subcontractor, or independent contractor it considers for engagement to perform services under this Agreement by reviewing the General Services Administration’s List of Parties Excluded from Federal Programs and the HHS/OIG Cumulative Sanction Report. Each Party shall notify the other in writing within five (5) days of any change in this representation or if circumstances change to render this representation false during the Term of this Agreement.

27

16.5 Anti Kickback Act Compliance. Each Party represents, warrants and covenants that it is not currently using, and will not in the future use, in connection with the performance under this Agreement, the services of any Ineligible Person (as defined below). Each Party shall immediately notify the other Party in writing if any person who is performing hereunder is or becomes an Ineligible Person or if any action, suit, claim, investigation, or other legal or administrative proceeding is pending or, to the best of its knowledge, threatened, that would make any person performing hereunder an Ineligible Person or would preclude either Party from performing its obligations under this Agreement. Each Party shall require each Person providing services hereunder to be bound by agreements that require substantially the same compliance as the foregoing warranty and covenant. Neither Party nor any person performing hereunder appears on either the Department of Human Health & Services/Office of Inspector General List of Excluded Individuals/Entities, found at http://www.oig.hhs.gov or the General Services Administration’s List of Parties Excluded from Federal Programs, found at http://www.epls.gov. For purposes of this section, an “Ineligible Person” shall be any individual or entity who: (i) is currently excluded, debarred, suspended or otherwise ineligible to participate in federal health care programs or in federal procurement or nonprocurement programs; (ii) has been convicted of, or is under investigation for, a criminal offense that is governed by 42 U.S.C. §1320a-7(a) related to the provision of health care items or services, but has not yet been excluded, debarred, suspended or otherwise declared ineligible; or (iii) is debarred or subject to debarment under 21 U.S.C. §335a or otherwise disqualified or suspended from performing services or otherwise subject to any restrictions or sanctions by the FDA.

16.6 Non-discrimination. As applicable, the provisions of Executive Order 11246, as amended by E0 11375 and E0 11141 and as supplemented in Department of Labor regulations (41 CFR Part 60 et. seq.), are incorporated into this Agreement. Each Party hereby certifies by signing this Agreement that all services are provided without discrimination on the basis of race, color, religion, national origin, disability, sex, or veteran’s status; each Party does not maintain nor provide for its employees any segregated facilities, nor will either Party permit its employees to perform their services at any location where segregated facilities are maintained. In addition, each Party agrees to comply with Section 504 of the Rehabilitation Act and the Vietnam Era Veteran’s Assistance Act of 1974, 38 U.S.C. Section 4212. “Segregated facilities”, as used in this provision, means any waiting rooms, work areas, restrooms, wash rooms, restaurants and other eating areas, time clocks, locker rooms and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation, and housing facilities provided for employees, that are segregated by explicit directive or are in fact segregated on the basis of race, color, religion, or national origin because of habit, local custom, or otherwise.

28

16.7 Dispute Resolution/Governing Law Procedure. This Section 16.7 sets forth the exclusive dispute resolution procedures for any Dispute. Nothing set forth in this Section 16.7 is intended to limit either Party’s right to seek specific performance, injunctive relief or provisional remedies in any court of competent jurisdiction.

16.7.1 Negotiation. Each Party’s Authorized Representative who has the authority to waive or settle the Dispute, must meet within ten (10) Business Days after one Party notifies the other in writing about the Dispute. All negotiations pursuant to this clause are confidential and the Parties shall treat the negotiations as settlement negotiations.

16.7.2 Litigation. If the Parties cannot resolve the Dispute after negotiating in good faith for at least sixty (60) days, either Party may initiate litigation.

16.7.3 Governing Law/Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to its principles concerning the application of laws of other jurisdictions, with exclusive jurisdiction of the courts of the State of New York located in NY City, or the United States District Court for the Southern District of New York, and to the exclusion of the UN Convention on Contracts for the International Sale of Goods (CISG).

16.7.4 Litigation Costs and Expenses. Each Party shall bear its own costs and expenses, including attorneys’ fee, in connection with any Dispute.

16.8 Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning its subject matter and supersedes all prior written or oral agreements or understandings between them with respect to the subject matter of this Agreement. No modification of this Agreement will have any force or effect unless the modification is in writing, specifically references this Agreement, and is signed by Authorized Representatives of each Party. This Agreement is valid only when signed by Authorized Representatives of each Party.

16.9 Notices. Any notices or communications required or contemplated by this Agreement must be in writing and sent, properly addressed to the addresses listed below. Notice shall be deemed effective upon delivery. Notices must be sent as follows:

16.9.1 next-day delivery by a nationally recognized delivery service such as Federal Express; or

16.9.2 certified or registered mail, postage prepaid, return receipt requested. [NOTE: Parties to confirm notice information.]

To Sirtex:	300 Unicorn Park Drive 2nd Floor Woburn, MA 01801 Attn: General Counsel [***]

29

With a copy to:	300 Unicorn Park Drive 2nd Floor Woburn, MA 01801 Attn: Legal Dep’t [***]

To OncoSec:	OncoSec Medical Incorporated 24 N Main Street Pennington, NJ 08534 Attn: Daniel J. O’Connor, President and CEO [***]

With a copy to	McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173-1922 Attn: Robert H. Cohen [***]

16.10 Waiver. No waiver of any breach or failure by either Party to enforce any of the terms or conditions of this Agreement at any time will, in any manner, limit or waive the Party’s right to enforce and to compel strict compliance with that and every other term and condition hereof.

16.11 Use of Trademarks and Press Releases. Except as otherwise expressly permitted by this Agreement, neither Party shall use the name, insignia, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material, or other form of publicity without the prior written approval of the other Party. The restrictions imposed by this Section shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or contemplated by this Agreement. Except as otherwise required by Applicable Law, each Party shall not and shall not permit its Affiliates to issue or cause the publication of any press release or make any other public announcement with respect to this Agreement, without the prior written consent of the other Party. The Parties agree to cooperate in the preparation of all public announcements related to this Agreement, if any, and shall furnish drafts of any releases and announcements to the other Party within a reasonable time prior to their proposed release.

16.12 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or electronic copy, all of which shall be considered one and the same agreement. This Agreement shall become effective when an Authorized Representative of each Party has signed and delivered to the other Party at least one such counterpart.

30

16.13 Prohibition on Gifts and Gratuities. OncoSec may not offer gifts or other items of value including cash, free goods, merchandise, tickets to sporting or entertainment events, special discounts, honoraria, liquor, food products, personal services, preferential treatment, reimbursement or payment for travel expenses, lodging, or meals to Sirtex employees, members of the Field Force, officers, or directors or their family members. This prohibition is a condition of doing business with Sirtex and a material term of this Agreement. If OncoSec violates this policy, it will be in material breach of the terms of this Agreement, and Sirtex shall have the right to immediately terminate this Agreement, regardless of whether the gift or benefit is accepted.

16.14 Survival. In addition to any provisions that by their nature are intended to survive expiration or termination of this Agreement, the provisions of Sections 1, 12.6, 12.7, 13, 14, 15 and 16, shall survive expiration or termination of this Agreement.

16.15 Other Provisions. Except where the context requires otherwise, whenever used in this Agreement the singular includes the plural, the plural includes the singular, and the term “including” or “includes” means including, without limiting the generality of any description preceding that term. When this Agreement refers to a number of days, unless otherwise specified as business days, that reference is to calendar days. The headings in this Agreement are provided for convenience only and do not affect its meaning. The wording of this Agreement shall be deemed wording mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Any reference in this Agreement to a Section, Article, Schedule, or Exhibit is to a Section, Article, Schedule, or Exhibit of this Agreement. Unless specified otherwise, any reference to a statute means that statute and any successor statute and regulations promulgated under it, all as amended or supplemented from time to time. To the extent the provisions of this Agreement and any Schedule or Exhibit conflict, the provisions of this Agreement supersede and control.

16.16 Authority. The individuals executing this Agreement on behalf of each Party represent that they have authority to bind such Party.

[SIGNATURE PAGE FOLLOWS]

31

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

OncoSec Medical Incorporated

By:
Title:
Date:

SIRTEX MEDICAL, INC.

By:
Title:
Date:

32

EXHIBIT A

Target Sales

The Parties will cooperate to modify this Exhibit to be on a calendar year basis following the exercise of the Option and the joint agreement on a Launch Date for the Product.

Starting from Launch	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8
Target Sales (in USD millions)	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

33

EXHIBIT B

Field Force Composition

The Joint Committee will update the target composition of the Field Force and this Exhibit throughout the Term. As of the Term Sheet, the parties estimate that the Field Force will consist of the following FTEs by category.

Starting from Launch	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8
Sales Reps	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
Managers	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
Total	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

34